Exhibit 4.2
DESCRIPTION OF CAPITAL STOCK
The following description of capital stock of VIZIO Holding Corp., (“us”, “our”, “we,” or the “Company”) is a summary of the rights of our capital stock and certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws as currently in effect. This summary does not purport to be complete and is qualified in its entirety by the provisions of our amended and restated certificate of incorporation and amended and restated bylaws, each previously filed with the Securities and Exchange Commission (the "SEC")and incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.2 is a part, as well as to the applicable provisions of the Delaware General Corporation Law (the “DGCL”). We encourage you to read our amended and restated certificate of incorporation, amended and restated bylaws, and the applicable provisions of the DGCL carefully.
General
Our authorized capital stock consists of 1,450,000,000 shares, $0.0001 par value per share of which:
•1,000,000,000 shares are designated as Class A common stock;
•200,000,000 shares are designated as Class B common stock;
•150,000,000 shares are designated as Class C common stock; and
•100,000,000 shares are undesignated preferred stock, the rights, preferences and privileges of which may be designated from time to time by our board of directors.
Common Stock
We have three classes of authorized common stock, Class A common stock, Class B common stock and Class C common stock. The rights of the holders of Class A common stock, Class B common stock, and Class C common stock are identical, except with respect to voting and conversion.
Voting rights
Holders of our Class A common stock and Class B common stock have identical rights, provided that, except as otherwise expressly provided in our amended and restated certificate of incorporation or required by applicable law, on any matter that is submitted to a vote of our stockholders, holders of Class A common stock are entitled to one vote per share of Class A common stock and holders of Class B common stock are entitled to 10 votes per share of Class B common stock. Holders of our Class C common stock are not entitled to vote on any matter that is submitted to a vote of stockholders, except as otherwise required by law.
Holders of shares of Class A common stock and Class B common stock vote together as a single class on all matters (including the election of directors) submitted to a vote of stockholders. Under our amended and restated certificate of incorporation, approval of the holders of at least a majority of the outstanding shares of our Class B common stock voting as a separate class is required to increase the number of authorized shares of our Class B common stock. In addition, Delaware law could require either holders of our Class A common stock, our Class B common stock, or our Class C common stock to vote separately as a single class in the following circumstances:
•if we were to seek to amend our amended and restated certificate of incorporation to increase or decrease the par value of a class of stock, then that class would be required to vote separately to approve the proposed amendment; and
•if we were to seek to amend our amended and restated certificate of incorporation in a manner that alters or changes the powers, preferences or special rights of a class of stock in a manner that affected its holders adversely, then that class would be required to vote separately to approve the proposed amendment.
Until the date on which such final conversion of all outstanding shares of Class B common stock pursuant to the terms of our amended and restated certificate of incorporation occurs (the “Final Conversion Date”), approval of at least two-thirds of the outstanding shares of our Class B common stock, voting as a separate class, is required to amend or modify any provision of the amended and restated certificate of incorporation inconsistent with, or otherwise alter, any provision of the amended and restated certificate of incorporation to modify the voting, conversion, or other rights, powers, preferences, privileges, or restrictions of our Class B common stock.
Dividends and distributions
Holders of our common stock are entitled to share equally, on a per share basis, in any dividends declared by our board of directors out of legally available funds, subject to the rights of holders of preferred stock, if any, and the terms of any existing or future agreements between us and our lenders.
Liquidation rights
In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to share equally, on a per share basis, in all assets legally available for distribution after payment of all debts and other liabilities, and subject to the prior rights of any holders of outstanding shares of preferred stock, if any.
Change of control transactions
In any merger, consolidation or business combination with or into another corporation or other business entity, whether or not we are the surviving corporation, the consideration per share to be received by holders of our common stock in such merger, consolidation or business combination must be identical, except that in any such transaction in which shares of capital stock are distributed, such shares may differ as to voting rights to the extent and only to the extent that the voting rights of our common stock differ as provided in our amended and restated certificate of incorporation.
Subdivisions and combinations
If we in any manner subdivide or combine the outstanding shares of one class of common stock, our amended and restated certificate of incorporation requires that the outstanding shares of the other class of common stock will be subdivided or combined in the same manner.
Conversion of Class B Common Stock
Each share of Class B common stock is convertible into one fully paid and nonassessable share of Class A common stock at the option of the holder at any time and upon any sale or other disposition of each such share of Class B common stock whether or not for value, except certain transfers to entities, to the extent the transferor retains sole dispositive power and exclusive voting control with respect to the shares of Class B common stock, and certain other transfers described in our amended and restated certificate of incorporation.
Additionally, each outstanding share of Class B common stock will convert on the date fixed by the board of directors that is no less than 61 days and no more than 180 days following (i) the first date that the number of shares of Class B common stock held by Mr. Wang and his affiliates is less than 25% of the Class B common stock held by Mr. Wang and his affiliates as of the date of the completion of our initial public offering; (ii) the date on which Mr. Wang is terminated for cause (as defined in our amended and restated certificate of incorporation); or (iii) the date upon which (A) Mr. Wang is no longer providing services to us as our Chief Executive Officer and (B) Mr. Wang is no longer a member of our board of directors, either as a result of Mr. Wang’s voluntary resignation or as a result of a request or agreement by Mr. Wang not to be re-nominated as a member of our board of directors at a meeting of our stockholders. Additionally, shares of Class B common stock will convert automatically at the close of business on the date that is 12 months after the death or permanent and total disability of Mr. Wang, during which 12-month period the shares of our Class B common stock shall be voted as directed by a person designated by Mr. Wang and approved by our board of directors (or if there is no such person, then our secretary then in office).
Conversion of Class C Common Stock
After the conversion or exchange of all outstanding shares of our Class B common stock into shares of Class A common stock, all outstanding shares of Class C common stock will convert automatically into Class A common stock, on a share-for-share basis, on the date or time specified by the holders of a majority of the outstanding shares of Class A common stock, voting as a separate class.

Preferred Stock
Pursuant to our amended and restated certificate of incorporation, our board of directors is authorized, subject to limitations under Delaware law, to issue from time to time up to an aggregate of 100,000,000 shares of preferred stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each of these series, including the dividend rights, dividend rates, conversion rights, voting rights, term of redemption, including sinking fund provisions, redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of a series without further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of us without further action by the stockholders and may adversely affect the voting and other rights of the holders of our common stock. We have no current plan to issue any shares of preferred stock.
Voting Agreements
Mr. Wang entered into voting agreements with certain of his affiliates and family members who are our stockholders, pursuant to which Mr. Wang currently holds a majority of the voting power of our outstanding capital stock. We are not a party to these voting agreements. Under these voting agreements, Mr. Wang, has the authority (and irrevocable proxy) to direct the vote and vote these shares at his discretion on all matters to be voted upon by stockholders.
Shares subject to the voting agreements will no longer be subject to the provisions of the voting agreement if the holder sells, transfers, assigns, pledges, or otherwise disposes of or encumbers the shares subject to the voting agreements, except for permitted transfers under our amended and restated certificate of incorporation. The voting agreements will terminate on our dissolution, the express written consent of the proxyholder, the Final Conversion Date, or the date on which the stockholder and any of such stockholder’s permitted transferees ceases to own any of the shares subject to the applicable voting agreement.
Anti-Takeover Provisions
Certain provisions of Delaware law, our amended and restated certificate of incorporation, and our amended and restated bylaws, which are summarized below, may have the effect of delaying, deferring, or discouraging another person from acquiring control of us. They are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.
Amended and Restated Certificate of Incorporation and Amended and Restated Bylaw Provisions
Our amended and restated certificate of incorporation and our amended and restated bylaws include a number of provisions that could deter hostile takeovers or delay or prevent changes in control of our board of directors or management team, including the following:
Multi-Class Stock
As described above in “—Common Stock—Voting rights,” our amended and restated certificate of incorporation provides for a multi-class common stock structure, as a result of which holders of our Class B common stock are entitled to ten votes per share, while holders of Class A common stock are entitled to one vote per share. Holders of Class A common stock and Class B common stock vote together as one class on all matters submitted to a vote of the stockholders.
Because of our multi-class structure, until the Final Conversion Date, Mr. Wang is able to determine or significantly influence matters submitted to our stockholders for approval even if he owns significantly less than 50% of the shares of our outstanding Class A common stock and Class B common stock on an as-converted to Class A common stock basis. Mr. Wang’s concentrated control could discourage others from initiating a potential merger, takeover or other change of control transaction that other stockholders may view as beneficial.
Separate Class B Vote for Certain Transactions

Until the Final Conversion Date, our Class B common stock has the right to vote as a separate class on amendments to our amended and restated certificate of incorporation that affect the rights of our Class B common stock. See the section titled “—Common Stock—Voting rights.”
Board of Directors Vacancies
Our amended and restated certificate of incorporation and amended and restated bylaws authorize only our board of directors to fill vacant directorships, including newly created seats. In addition, the number of directors constituting our board of directors is set only by a resolution adopted by a majority vote of our entire board of directors.
Stockholder Action; Special Meeting of Stockholders
Our amended and restated certificate of incorporation provides that until the first date on which the outstanding shares of our Class B common stock represent less than a majority of the total combined voting power of our Class A common stock and our Class B common stock (the “Voting Threshold Date”), our stockholders may take action by written consent. After the Voting Threshold Date, our stockholders will not be able to take action by written consent for any matter and will only be able to take action at annual or special meetings. As a result, a holder controlling a majority of the voting power of our Class A common stock would not be able to amend our amended and restated bylaws or remove directors without holding a meeting of our stockholders called in accordance with our amended and restated bylaws. Our amended and restated bylaws further provide that special meetings of our stockholders may be called only by a majority of our board of directors, the chairperson of our board of directors, our Chief Executive Officer, or our President, thus prohibiting a stockholder from calling a special meeting. These provisions might delay the ability of our stockholders to force consideration of a proposal or for stockholders controlling a majority of the voting power of our capital stock to take any action, including the removal of directors.
Advance Notice Requirements for Stockholder Proposals and Director Nominations
Our amended and restated bylaws provide advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders or to nominate candidates for election as directors at our annual meeting of stockholders. Our amended and restated bylaws also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders if the proper procedures are not followed. We expect that these provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.
Amendment of Charter and Bylaws Provisions
Any amendment to our amended and restated certificate of incorporation requires the approval of the holders of at least a majority of the voting power of the outstanding shares of our Class A common stock and Class B common stock voting as a single class. Our amended and restated bylaws provide that the approval of the holders of at least a majority of the voting power of the outstanding shares of our Class A common stock and Class B common voting as a single class is required for stockholders to amend or adopt any provision of our bylaws.
Issuance of Undesignated Preferred Stock
Our board of directors has the authority, without further action by our stockholders, to issue up to 100,000,000 shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by our board of directors. The existence of authorized but unissued shares of preferred stock would enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or other means.
Forum selection
Our amended and restated bylaws provide that, unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders, (iii) any action asserting a claim against us or any of our directors or officers arising pursuant to any provision of the

DGCL, (iv) any action to interpret, apply, enforce or determine the validity of our amended and restated certificate of incorporation or amended and restated bylaws, or (v) any other action asserting a claim that is governed by the internal affairs doctrine shall be a state or federal court located within the State of Delaware, in all cases subject to the court’s having jurisdiction over indispensable parties named as defendants. Nothing in our amended and restated bylaws precludes stockholders that assert claims under the Exchange Act from bringing such claims in federal court, subject to applicable law. Our amended and restated bylaws also provide that the federal district courts of the United States of America is the exclusive forum for resolving any complaint asserting a course of action under the Securities Act.
Any person or entity purchasing or otherwise acquiring any interest in our securities shall be deemed to have notice of and consented to these provisions. We note that stockholders cannot waive compliance (or consent to noncompliance) with the federal securities laws and the rules and regulations thereunder.
Section 203 of the Delaware General Corporation Law
We are governed by the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:
•the business combination or transaction which resulted in the stockholder becoming an interested stockholder was approved by the board of directors prior to the time that the stockholder became an interested stockholder;
•upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by directors who are also officers of the corporation and shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
•at or subsequent to the time the stockholder became an interested stockholder, the business combination was approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.
In general, Section 203 defines a “business combination” to include mergers, asset sales, and other transactions resulting in financial benefit to a stockholder and an “interested stockholder” as a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation’s outstanding voting stock. These provisions may have the effect of delaying, deferring, or preventing changes in control of our company.
Limitations of Liability and Indemnification
Our amended and restated certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors are not personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except for the following:
•any breach of their duty of loyalty to our company or our stockholders;
•any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or
•any transaction from which they derived an improper personal benefit.
Our amended and restated bylaws provide that we shall indemnify, to the fullest extent permitted by law, any person who is or was a party or is threatened to be made a party to any action, suit or proceeding, by reason of the fact that he or she is or was one of our directors or officers or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. Our amended and restated bylaws provide that we may indemnify to the fullest extent permitted by law any person who is or was a party or is threatened to be made a party to any action, suit or proceeding, by reason of the fact that he or she is or was one of our employees or agents or is or was serving at our request as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Our amended and restated bylaws also provide that we must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to very limited exceptions.
We have obtained insurance policies under which, subject to the limitations of the policies, coverage is provided to our directors and officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or officer, including claims relating to public securities matters, and to us with respect to payments that may be made by us to these officers and directors pursuant to our indemnification obligations or otherwise as a matter of law.
In addition, we have entered into indemnification agreements with each of our directors and executive officers that may be broader than the specific indemnification provisions contained in the DGCL. These indemnification agreements may require us, among other things, to indemnify our directors and executive officers against liabilities that may arise by reason of their status or service, other than liabilities arising by willful misconduct. These indemnification agreements may also require us to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit or proceeding. We believe that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Listing and Trading
Our Class A common stock is listed on the New York Stock Exchange under the symbol “VZIO.”
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC. The transfer agent’s postal address is 48 Wall Street, 22nd Floor, New York, New York 10005.